Contacts:

Metropolitan Health Networks, Inc.

Michael M. Earley, CEO

David S. Gartner, CFO

561-805-8500

Metropolitan Health Networks, Inc. Appoints New Chief Executive Officer

And Issues 2002 Earnings Warning

West Palm Beach, Fl, March 10, 2003 – Metropolitan Health Networks, Inc. (METCARE (SM))(OTC BB: MDPA) a leading provider of healthcare services, today announced that Michael M. Earley has joined its Board of Directors and has been appointed its President and CEO.  He replaces Frederick Sternberg, who remains Chairman of the Board.

Mr. Earley has previously provided advisory and management services to privately-held and public companies in a variety of industries.  He served on Metropolitan’s Board in 2000 and 2001.  Since 1983 he has held senior management positions and served as a director for a number of public entities.  Beginning in 1993 he successfully managed Triton Group Ltd., a diversified holding company as President and then CEO.  Triton was eventually sold in the late ‘90’s.  He completed the repositioning of Collins Associates, an institutional money management firm, in 2001 serving as its Chief Executive.

In appointing Mr. Earley, Metropolitan’s Board of Directors noted that Mr. Sternberg had made significant progress with the Company beginning in January 2000.  He resolved several significant liabilities and litigation matters, terminated certain money-losing operations and raised much needed capital to implement its new business plan.   He directed Metcare into its core South Florida and Daytona-based PSN business and into Metcare Rx, its pharmacy subsidiary.  Mr. Earley has joined the Company to continue building on these businesses and opportunities.

In addition to the appointment of Mr. Earley, Metropolitan hereby issues an earnings warning for 2002.  The Company, before the effect of the changes in estimates discussed below, expects to report a loss in excess of $4.0 million for the fourth quarter.  The loss is principally due to increased medical costs in its Daytona PSN operations associated with the loss of a favorable hospital contract, the effects of which were realized in quarter four.

In response to the increased hospital costs, Metcare successfully revised its contract with the related HMO effective January 1, 2003.   Management believes the amendment will offset the cost increases, allowing the Daytona market to be financially viable.  The amendment provides for increased funding in addition to other financial concessions on the part of the HMO.

Further, in conjunction with its on-going review of its accounts receivable due from the HMO, the Company expects that an additional  $5.0 million non-cash charge is necessary at this time due to changes in estimates relating to the renegotiation of its contract and updated information. Additional reserves have also been recorded on accounts receivable from previously discontinued operations.

Further information can be found in the Company’s forthcoming Form 10-K which is expected to be filed timely.

About Metropolitan Health Networks, Inc.

METCARE is a growing healthcare organization in Florida.  The Company currently manages healthcare services for approximately 45,000 patients is part of a Network of physicians serving more than a million people from Miami to Daytona Beach on Florida’s East Coast.  Metcare Rx Pharmacy Services provides comprehensive pharmacy benefits management programs and service to medical groups managed care organizations, long-term care facilities and outpatient hospital pharmacies.  Metcare Rx’s integrated approach is designed to provide clients with programs and services that will allow them to deliver quality pharmaceutical care in a cost-effective manner.

To learn more about Metropolitan Health Networks, Inc., please visit its website at www.metcare.com

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the company’s Securities and Exchange Commission 10K-SBA, 10Q-SB and 8-K filings, that may cause actual results to materially differ from projections.  Although Metropolitan Health Networks, Inc. believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no assurance that actual results will not differ materially from their expectations.  Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company’s ability to continue as a going concern; the fact that the company has not achieved positive cash flows; continuation and growth of its existing business relationships; volatility of the company’s stock and price; the ability to raise funds for working capital and acquisitions; access to borrowed or equity capital on favorable terms and finalizing.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.